As filed with the Securities and Exchange Commission on November 17, 2000
                                                     Registration No. 333-46730
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        SBA COMMUNICATIONS CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

         Florida                    1700                    65-0716501
     (State or Other    (Primary Standard Industrial     (I.R.S. Employer
      Jurisdiction      Classification Code Number)     Identification No.)
   of Incorporation or
      Organization)

                             One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
                                (561) 995-7670
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------
                               Jeffrey A. Stoops
                                   President
                        SBA Communications Corporation
                             One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copy to:

                           Robert C. Boehm, Esquire
                      Akerman, Senterfitt & Eidson, P.A.
                        One S.E. 3rd Avenue, 28th Floor
                             Miami, Florida 33131
                             Phone: (305) 374-5600
                              Fax: (305) 374-5095

                                ---------------
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                                   PROSPECTUS

                                2,000,000 Shares

                           [LOGO OF SBA APPEARS HERE]

                         SBA Communications Corporation

                              Class A Common Stock

                               ----------------

   This Prospectus registers stock we may issue in connection with acquisitions of wireless communication towers or companies that provide related services at various locations in the United States from time to time. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered.

                               ----------------

   We do not expect to receive any cash proceeds when we issue the Class A common stock offered by this prospectus.

                               ----------------

   Our Class A common stock is listed and traded on the Nasdaq National Market System under the symbol "SBAC."

                               ----------------

   Investing in the shares involves risks. See "Risk Factors" beginning on page
4.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                        , 2000

                               Table of Contents

Where You Can Find More Information.........................................   i
Information Incorporated by Reference.......................................   i
About this Prospectus.......................................................   1
Risk Factors................................................................   4
Disclosure Regarding Forward-Looking Statements.............................  12
Legal Matters...............................................................  13
Experts.....................................................................  13

                      Where You Can Find More Information

   We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read our Commission filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

   We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

                     Information Incorporated by Reference

   The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

   We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

Commission Filing (File No. 000-30110)  Period Covered or Date of Filing
--------------------------------------  --------------------------------
Annual Report on Form 10-K.........     Year ended December 31, 1999

Quarterly Report on Form 10-Q......     Quarters ended March 31, 2000, June 30,
                                        2000 and September 30, 2000

Current Reports on Form 8-K........     January 11, 2000, January 11, 2000,
                                        February 4, 2000, February 4, 2000,
                                        February 23, 2000, April 19, 2000, May 2,
                                        2000, May 9, 2000, May 12, 2000, July 21,
                                        2000, July 21, 2000, August 4, 2000, August
                                        9, 2000, August 17, 2000, August 17, 2000,
                                        September 28, 2000 and October 17, 2000

Description of our Class A common
 stock contained in Registration
 Statement on Form 8-A and any
 amendment or report filed for the
 purpose of updating such
 description.......................     June 9, 1999

All subsequent documents filed by
 us under Sections 13(a), 13(c), 14
 or 15(d) of the Exchange Act of
 1934..............................     After the date of this prospectus

   You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                         SBA Communications Corporation
                       One Town Center Road, Third Floor
                              Boca Raton, FL 33486
                             Phone: (561) 995-7670
                              Fax: (561) 998-3448

   Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document. You must request the filings no later than five business days before the date you must make your investment decision in order for you to obtain timely delivery of this information.

   You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. However, during the offering period of the shares of class A common stock will update this prospectus if any facts or events arise after the date of this prospectus which, individually or in the aggregate, represent a fundamental change in the information set forth in this prospectus.

   The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

                             About This Prospectus

   This summary highlights selected information about us. In addition to reading this summary, you should carefully review the "Risk Factors" section of this document beginning on page 4 and review all of our other filings made with the Commission before you consider investing in our Class A common stock.

                         SBA Communications Corporation

   We are a leading independent owner and operator of wireless communications towers in the United States. We generate revenues from our two primary businesses, site leasing and site development. In our site leasing business, we lease antenna space on towers and other structures that we own or manage for others. The towers that we own have either been built by us at the request of a carrier or built or acquired based on our own initiative. In our site development business, we offer wireless service providers assistance in developing their own networks, including designing a network with full signal coverage, identifying and acquiring locations to place their antennas, obtaining zoning approvals, building towers when necessary and installing their antennas. Since our founding in 1989, we have participated in the development of more than 14,000 antenna sites in 49 of the 51 major wireless markets in the United States.

Site Leasing Services

   In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trend toward colocation, which is the placement of multiple antennas on one tower, and independent tower ownership. As of September 30, 2000, we owned or controlled 1,950 towers and had agreements to acquire 419 towers. We also had carrier directives to build over 600 additional towers and had, in various phases of development, over 1,000 locations which we had internally identified as a desirable location on which to build a tower. The following chart shows the number of towers we built for our own account and the number of towers we acquired during the periods indicated:

                                      Year Ended December 31,   Nine Months Ended
                                      -----------------------
                                         1998         1999      September 30, 2000
                                      -----------  -----------  ------------------
Towers Built.........................         310          438         544
Towers Acquired......................         133          231         243

   We believe our history and experience in providing site development services gives us a competitive advantage in choosing the most attractive locations in which to build new towers or buy existing towers, as measured by our success in increasing tower revenues and cash flows. Our same tower revenue growth at September 30, 2000 on the 956 towers we owned as of September 30, 1999 was 35%, based on tenant leases signed and revenues annualized as of September 30, 1999 and 2000. We signed 245 new tenant leases in the quarter ended September 30, 2000 on the 1,660 towers we owned at the beginning of the quarter, at an average initial monthly rent of $1,498.

   Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on:

  . the towers we construct through carrier directives under build-to-suit programs;

  .  existing towers we acquire;

  . the towers we build on locations we have selected which we call "strategic" new tower builds; and

  .  towers we lease, sublease and/or manage for third parties.

   Under a build-to-suit program, we build a tower for a wireless service provider on a location of their direction. We retain ownership of the tower and the exclusive right to colocate additional tenants on the tower. Many wireless service providers are choosing the build-to-suit option as an alternative to tower ownership, and we believe that this outsourcing trend is likely to continue. Our build-to-suit sites come from a variety of wireless carriers, including Alamosa PCS, AT&T Wireless, BellSouth Mobility DCS, Georgia PCS, Horizon

PCS, Southwestern Bell, Sprint PCS, TeleCorp PCS and VoiceStream.

Site Development Services

   Our site development business consists of two segments, site development consulting and site development construction, through which we provide wireless service providers a full range of end-to-end services. In the consulting segment of our site development business, we offer clients the following services: (1) network pre-design; (2) identification of potential locations for towers and antennas; (3) support in buying or leasing of the location; and (4) assistance in obtaining zoning approvals and permits. In the construction segment of our site development business we provide a number of services, including the following: (1) tower and related site construction; (2) switch construction; and (3) antenna installation. We will continue to use our site development expertise to complement our site leasing business and secure additional new tower build opportunities. We have capitalized on our leadership position in the site development business and our strong relationships with wireless service providers to develop our build-to-suit and strategic new tower build programs. For our strategic new tower build activities, we are often able to use our site development activities to identify an area without wireless signal coverage on which to build a tower for the benefit of a current or potential customer.

   We have a diverse range of customers, including cellular, PCS, wireless data and Internet services, paging, SMR, and ESMR providers as well as other users of wireless transmission and reception equipment. Our customers currently comprise many of the major wireless communications companies, including:

           .   Alamosa PCS    .  Omnipoint
           .   AT&T Wireless  .  Georgia PCS
           .   Cingular       .  TeleCorp PCS
           .   Sprint PCS     .  Teligent
           .   Horizon PCS    .  Tritel
           .   LEAP Wireless  .  Triton
           .   Metricom       .  Verizon
           .   Nextel         .  VoiceStream

   We believe that our total site development business will grow with the expected overall growth of wireless and other telecommunications networks. We anticipate that site development construction revenues will continue to exceed site development consulting revenues. We also believe that our site leasing revenues will grow as wireless service providers continue to lease antenna space on our towers and as the number of towers we own or control grows.

                               Acquisition Terms

   This document serves as our prospectus to offer up to 2,000,000 shares of our Class A common stock that we plan to use to acquire wireless communication towers or companies that own towers or provide related services at various locations in the United States from time to time. We may offer Class A common stock from time to time in connection with these acquisitions. The consideration for the acquisition of these assets or equity interests may consist of the assumption of liabilities, issuances of our Class A common stock, and in certain cases, a portion of cash, or any combination of these items.

   It is expected that the terms of acquisitions involving the issuance of the shares of Class A common stock covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 Recent Events

   In August 2000, we completed an offering of 5,750,000 shares of our Class A common stock, including shares issued upon exercise of the over-allotment option. From the offering, we received $247.3 million gross proceeds and $235.1 million net proceeds, after deduction of the underwriting discount and offering expenses. Net proceeds from the offering will be used to finance the construction and acquisition of towers and related businesses, to repay a portion of outstanding debt and for general working capital purposes.

   In September 2000, we entered into an agreement to acquire 213 existing towers, from TeleCorp PCS, Inc. ("TeleCorp") in Louisiana, Tennessee, Mississippi, Missouri, Arkansas and Puerto Rico. In addition, we may acquire 62 additional towers, for a total of 275 towers upon receipt by TeleCorp of third party consents. The acquisition price of the towers will be $327,500 per tower. Under the terms of the acquisition, TeleCorp will enter into a long term lease to place its wireless network equipment at each site. The tower acquisition agreement is subject to SBA's satisfactory completion of its review of the business, financial and legal aspects of towers that may be acquired, and other items including, but not limited to, TeleCorp's receipt of third party approvals. We anticipate completing the tower acquisition in the first quarter of 2001.

   In addition, we have agreed to become the exclusive build-to-suit provider for TeleCorp. Under the build-to-suit agreement, we will construct a minimum of 200 tower facilities and up to a maximum of 400 tower facilities in Louisiana, Mississippi, Puerto Rico, Arkansas, Texas, Tennessee, Kentucky, Missouri, Indiana, Illinois, Iowa, Michigan and Wisconsin, over the next three years, pending the approval of TeleCorp's acquisition of properties in Iowa and Wisconsin. We will own these facilities. Under the terms of the build-to-suit agreement, TeleCorp will enter into long-term leases to place its wireless network equipment at each site. The first 200 tower facilities will be built under the new agreement, and up to 200 additional tower facilities may be constructed under the April 26, 2000 build-to-suit agreement. This new build-to-suit agreement is contingent on the closing of the tower acquisition.

                          Principal Executive Offices

   Our principal executive offices are located at One Town Center Road, Third Floor, Boca Raton, Florida 33486, and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.

                                  Risk Factors

The tower industry is very competitive and we may not attract sufficient tenants to meet our growth plans.

   If tenant demand for tower space decreases, we may not be able to successfully grow our site leasing business. This may have a material adverse effect on our strategy and revenue growth. Our plan for the growth of our site leasing business largely depends on our management's expectations and assumptions concerning future tenant demand for independently-owned communication sites. Tenant demand includes both the number of tenants and the lease rates they are willing to pay. We bear a greater risk from lower tenant demand than other tower companies that have towers with existing cash flow, because the majority of our towers are newly constructed and have little or no positive cash flow at the time of construction.

   We compete for site leasing tenants with:

  .  wireless service providers that own and operate their own towers;

  . site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;

  .  other large independent tower companies; and

  .  smaller local independent tower operators.

   Wireless service providers that own and operate their own towers and several of the independent tower companies generally are substantially larger and have greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

Our quarterly operating results fluctuate and therefore should not be considered indicative of our long-term results.

   The number of towers we build, the number of tenants we add to our towers and the demand for our site development services fluctuates from quarter to quarter and should not be considered as indicative of long-term results. Numerous factors cause these fluctuations, including:

  .  the timing and amount of our customers' capital expenditures;

  . the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal year;

  . the number and significance of active customer engagements during a quarter;

  .  delays relating to a project or tenant installation of equipment;

  . seasonal factors, such as weather, vacation days and total business days in a quarter;

  .  employee hiring;

  .  the use of consultants; and

  .  the rate and volume of wireless service providers' network development.

   Although the demand for our services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts. The timing of revenues is difficult to forecast because our sales cycle may be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. In addition, under lease terms typical in the tower industry, revenue generated by new tenant leases usually commences upon installation of the tenant's equipment on the tower rather than upon execution of the lease, which can be 90 days or more after the execution of the lease.

We are subject to numerous regulations that may prevent, delay, or increase the cost of building or operating towers.

   Extensive local, state, and federal regulations may prevent, delay or increase the cost of building or operating towers. Before we can build a new tower, either for a wireless communications carrier or for our own account, we must receive approval under local regulations. Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. If we cannot receive local governmental approval or if it is expensive or time consuming to obtain these approvals, then our results of operations will be negatively impacted.

   Both the Federal Communications Commission ("FCC") and the Federal Aviation Administration ("FAA") regulate towers and other sites used for wireless communications transmitters and receivers. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

   The construction or modification of communication sites is also subject to the National Environmental Policy Act, which requires additional review of any tower that may have a significant effect upon the quality of the human environment. In addition, the operation of our towers is subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these environmental laws, we could be held strictly liable for the remediation of hazardous substance contamination at our facilities or at third party waste disposal sites, and could also be held liable for any personal or property damage related to the contamination.

   Our estimates regarding our growth rate and our anticipated financial performance include the costs of complying with these regulations, as they currently exist. If new regulations are introduced or existing regulations are modified it could increase our cost of operations and decrease our operating income.

Increased competition to purchase existing towers and to build new towers may negatively affect the success of our growth strategy.

   Increased competition to purchase existing towers and to build new towers may negatively affect the success of our growth strategy. We compete for the opportunity to build new towers primarily with site developers, wireless carriers and other independent tower companies. We believe that competition for the opportunity to build new towers will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than we do.

   Our growth strategy depends in part on our ability to acquire and operate existing towers not built by us to expand our existing tower network. Increased competition for acquisitions may result in fewer acquisition opportunities for us and higher acquisition prices. We regularly explore acquisition opportunities, and we are currently actively negotiating to acquire additional towers. As of September 30, 2000, we had agreements to acquire 419 towers, including up to 275 towers in the TeleCorp transaction, in 37 separate transactions for an aggregate purchase price of approximately $141.2 million or an average acquisition price of approximately $337,000 per tower. These acquisitions are subject to a number of conditions and may or may not close.

   Our acquisition agreement with TeleCorp is subject to several conditions and therefore the consummation of the acquisition is subject to significant uncertainty. Specifically, (1) TeleCorp has not yet identified all of the 275 towers that will be sold pursuant to the agreement, (2) our obligation to close the transaction is subject to our review of the business, financial and legal aspects of the towers, and this review has not yet begun on a significant portion of the towers, (3) if, after our review, we reject more than 5% of the towers identified by

TeleCorp, then TeleCorp has the right to terminate the agreement, and (4) the sale of the towers must be approved by at least 50% of the ground owners of the towers being sold and we currently have only received a portion of the approvals required. If the acquisition with TeleCorp is consummated, our aggregate purchase price for these towers will be between $70.0 million and $90.0 million. While all of these towers will generate revenues immediately upon consummation of the acquisition, the towers will not at such time be profitable. These towers will only be profitable if we are able to sign additional leases with third parties for the location of antennas on these towers, of which there can be no assurance.

   We may not be able to identify, finance and complete future acquisitions of towers or tower companies on acceptable terms or may not be able to profitably manage and market available space on any towers that we acquire. We may also face challenges in integrating newly acquired towers or tower companies with our operations and may face difficulties in retaining current lessees on newly acquired towers.

We are not profitable and expect to continue to incur losses.

   We are not profitable. The following chart shows the net losses we incurred for the periods indicated:

                                      Year Ended December 31, Nine Months Ended
                                      -----------------------
                                         1998        1999     September 30, 2000
                                      ----------- ----------- ------------------
                                                (dollars in millions)
Net Losses...........................       $19.9       $34.6       $23.5

   Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

If our carrier-directed new tower build projects are unsuccessful in yielding binding agreements or completed towers, our growth strategy or business may be negatively affected.

   If our carrier-directed new tower build projects are unsuccessful in yielding binding agreements or completed towers, our growth strategy or business may be negatively affected. A carrier directive is an indication of interest from a wireless carrier for us to build a tower which we will own, on which they will place their antenna. Upon completion of the tower, the wireless carrier would lease space on the tower. A carrier directive, however, does not require the wireless carrier to actually lease space on the tower. That obligation does not arise until a lease is signed. We generally will not commence construction of a tower on a carrier-directed location until a lease is signed. As of September 30, 2000, we had carrier directives to build over 600 towers under build-to-suit programs for wireless service providers. We believe that the majority of these carrier directives will result in new towers built and owned by us and long-term leases for antenna space on such towers. However, there are numerous factors that may prevent carrier directives from resulting in leases, including:

  . FAA, FCC or zoning restrictions that may prevent the building of a communication tower;

  . the results of any review of the business, financial and legal aspects of the transaction conducted by us or our customers;

  .  the lease price; and

  . the ability of the customers who have awarded a directive to withdraw the directive.

As a result, we cannot assure you as to the percentage of current and future carrier directives that will ultimately result in constructed towers and tenant leases.

We will need to seek additional financing to fund our business plan.

   Our business strategy contemplates substantial capital expenditures for the expansion of our tower portfolio. We intend to increase the number of towers we own and lease by agreeing with wireless carriers to assume ownership or control of their existing towers, by pursuing build-to-suit opportunities and by exploring other tower acquisition opportunities. To the extent we are unable to finance our future capital expenditures we will be unable to achieve our currently contemplated business goals.

   Our cash capital expenditures for the nine months ended September 30, 2000 were $283.1 million. We currently estimate that we will make at least $250.0 million to $300.0 million of cash capital expenditures during the twelve months ending September 30, 2001, which will be primarily for the construction and acquisition of towers, tower companies and/or related businesses. We expect to fund all of these planned capital expenditures from the proceeds from our issuance of equity, borrowings under our senior credit facility and cash flow from operations. Thereafter, however, or in the event we exceed our currently anticipated cash capital expenditures by September 30, 2001, or are unable to fully draw on our senior credit facility, we anticipate that we will need to seek additional equity or debt financing to fund our business plan. Additional financing may not be available on commercially acceptable terms or at all, and additional debt financing may not be permitted by the terms of our existing indebtedness, including our senior discount notes. Prior to March 1, 2003, interest expense on our outstanding senior discount notes will consist solely of non-cash accretion of original issue discount and these notes will not require cash interest payments. After that time, our outstanding senior discount notes will have increased to $269.0 million and will require annual cash interest payments of approximately $32.3 million. If we are required to issue additional common equity to finance our capital expenditures, it could be dilutive to our existing shareholders.

Managing our expansion and integrating acquisitions may strain our resources and reduce our profits.

   Expanding our business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that our operating expenses and net losses may increase during the next few years from their 1999 levels as we construct and acquire additional towers. The pursuit and integration of newly constructed towers in addition to future acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations.

   From January 1, 1995 to September 30, 2000, our work force increased from approximately 80 to 800 employees. This growth has placed, and will likely continue to place, a substantial strain on our administrative, operational and financial resources. In addition, as part of our business strategy, we may acquire complementary businesses such as telecommunications services companies or expand into new businesses. Acquisitions involve a number of potential risks, including the potential loss of customers, and the inability to productively combine disparate company cultures and facilities or manage operating sites in geographically diverse markets. We may not be able to manage our growth successfully. Our management, personnel or operational and financial control systems may not be adequate to support expanded or complementary operations. Any of these inabilities or inadequacies could cause a significant increase in our expenses and reduce our profits.

If demand for wireless communication services decreases, our revenue will be adversely affected.

   Substantially all of our customers to date have been providers of wireless communications services. If demand for wireless communication services decreases, our revenue growth will be, and our revenue may be, adversely affected. Demand for both our site leasing and site development services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. A slowdown in the growth of, or reduction in demand, in a particular wireless communication segment could adversely affect the demand for communication sites. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease these communication sites depends on a number of factors beyond our control, including:

  . the level of demand for wireless services;

  . the financial condition and access to capital of wireless service providers;

  . the strategy of wireless service providers with respect to owning or leasing communication sites;

  . government licensing of broadcast rights; and

  . changes in telecommunications regulations and general economic conditions.

   In addition, wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Wireless voice service providers may view these roaming agreements as a superior alternative to leasing antenna space on communications sites owned or controlled by us. The proliferation of these roaming agreements could have a material adverse effect on our revenue.

We depend on a relatively small number of customers for most of our revenue.

   We derive a significant portion of our revenue from a small number of customers that vary at any given time, particularly in the site development services side of our business. The loss of any significant customer could have a material adverse effect on our revenue. The following chart identifies each of our customers that constituted more than 10% of either our site development segment revenue or our site leasing segment revenue, for the periods indicated:

   Year Ended December 31, 1997
----------------------------------
                            % of
                           Segment
Name                       Revenue
----                       -------
Site Leasing
  PageNet.................  60.0%
Site Development
  Sprint PCS..............  53.6%
  Pacific Bell Mobile
   Services...............  13.9%

   Year Ended December 31, 1998
----------------------------------
                            % of
                           Segment
Name                       Revenue
----                       -------
Site Leasing
  PageNet.................  33.4%
Site Development
  Sprint PCS..............  41.3%
  BellSouth Mobility DCS..  23.8%
  Pacific Bell Mobile
   Services...............  13.5%

   Year Ended December 31, 1999
----------------------------------
                            % of
                           Segment
Name                       Revenue
----                       -------
Site Leasing
  PageNet.................  16.5%
Site Development
  Sprint PCS..............  20.8%
  BellSouth Mobility DCS..  13.9%

Nine Months Ended September 30, 2000
------------------------------------
                              % of
                             Segment
Name                         Revenue
----                         -------
Site Leasing
  *
Site Development
  Sprint PCS................  11.1%
  Anderson..................  12.6%

--------

* No individual customer constituted more than 10% of our site leasing segment revenue for the nine months ended September 30, 2000.

   Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and we may not be successful in establishing relationships with new clients. Moreover, our existing customers may not continue to engage us for additional projects. The substantial majority of our existing carrier directives under build-to-suit programs are from Alamosa PCS, AT&T Wireless, Horizon PCS, Georgia PCS, Sprint PCS and TeleCorp PCS.

   Due to the long-term expectations of revenue from tenant leases, the tower industry is very sensitive to the creditworthiness of its tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, in the loss of customers and the associated lease revenues, or in a reduced ability of these customers to finance expansion activities.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.

   As indicated below, we have a significant amount of indebtedness relative to our equity size

                                                          At September 30, 2000
                                                          ----------------------
                                                          (dollars in thousands)
Total indebtedness.......................................        $253,198
Stockholders' equity.....................................        $529,819

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . limit our ability to fund future working capital, capital expenditures and research and development costs;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage to our competitors that are less leveraged; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default.

   Our ability to service our debt obligations will depend on our future operating performance. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions of towers or related service companies, delaying tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to affect any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies could have a material adverse effect on our growth strategy.

   Our senior credit facility and the indenture governing our senior discount notes each contains certain restrictive covenants. The senior credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. A breach of any of these covenants could result in a default under the senior credit facility and the indenture governing our senior discount notes. Upon the occurrence of a breach or our bankruptcy, the outstanding principal, together with all accrued interest, will automatically become immediately due and payable. If any other event of default should occur under the senior credit facility, our lenders can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. Either of these events could also result in the acceleration of the maturity of other indebtedness. If we were unable to repay amounts that become due under the senior credit facility, our lenders could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the senior credit facility were to be accelerated, our assets may not be sufficient to repay in full the indebtedness. Substantially all of our assets are pledged as security under the senior credit facility.

   Our earnings have been insufficient to cover our fixed charges since the issuance of our senior discount notes, treating the non-cash amortization of the original issue discount on the notes as a fixed charge. We expect our earnings to continue to be insufficient to cover our fixed charges for the foreseeable future. We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we face could intensify.

Our towers are subject to damage from natural disasters.

   Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to caps and deductibles. We also maintain third party liability insurance to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers could require us to make significant capital expenditures and may have a material adverse effect on our operations.

New technologies may have a material adverse effect on our growth rate and results of operations.

   The emergence of new technologies could reduce the demand for space on our towers. This could have a material adverse effect on our growth rate and results of operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although these systems are highly capital intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems. In addition, products are currently being developed which may permit multiple wireless carriers to use a single antenna, or to increase the range and capacity of an antenna.

Our dependence on our subsidiaries for cash flow may negatively affect our business.

   We are a holding company with no business operations of our own. Our dependence on our subsidiaries for cash flow may have a material adverse effect on our operations. Our only significant asset is and is expected to be the outstanding capital stock of our subsidiaries. We conduct, and expect to conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flow. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including servicing their debt obligations. Even if our subsidiaries determined to make a distribution to us, applicable state law and contractual restrictions, including the dividend covenants contained in our senior credit facility, may not permit these dividends or distributions.

Steven E. Bernstein controls the outcome of shareholder votes.

   Steven E. Bernstein, our Chairman and Chief Executive Officer, controls 100% of the outstanding shares of Class B common stock. As of September 30, 2000, Mr. Bernstein controlled approximately 58% of the total voting power of both classes of common stock. As a result, Mr. Bernstein has the ability to control the outcome of all matters determined by a vote of our common shareholders when voting together as a single class, including the election of all of our directors.

The loss of the services of any of our executive officers may negatively affect our business.

   Our success depends to a significant extent upon the continued services of Steven E. Bernstein, our Chairman and Chief Executive Officer, Jeffrey A. Stoops, our President, Ronald G. Bizick, II, our Chief Operating Officer-U.S. Site Development, Daniel J. Eldridge, President-SBA Network Services, Inc., John Marino, our Chief Financial Officer, and Michael N. Simkin, our Executive Vice President-International. The loss of the services of any of Messrs. Bernstein, Stoops, Bizick, Eldridge, Marino or Simkin, may have a material adverse effect on our business. Each of Messrs. Bizick, Simkin and Stoops has an employment agreement. We do not have an employment agreement with Messrs. Bernstein, Eldridge, or Marino. Mr. Bernstein's compensation and other terms of employment are determined by the Board of Directors.

If we are unable to attract, retain or manage skilled employees it could have a material adverse effect on our business.

   Our business, particularly site development services, involves the delivery of professional services and is labor-intensive. The loss of a significant number of employees, our inability to hire a sufficient number of qualified employees or adequately develop and motivate the skilled employees we have hired could have a material adverse effect on our business. We compete with other wireless communications firms and other enterprises for employees with the skills required to perform our services. We cannot assure you that we will be able to attract and retain a sufficient number of highly-skilled employees in the future or that we will continue to be successful in training, retaining and motivating employees.

If we commence international operations in the future it could strain our resources and negatively affect our growth strategy and revenue.

   We do not currently have international operations, but we evaluate international opportunities from time to time and may commence international operations at any time. Initiating international operations may strain our resources and negatively affect our growth strategy and revenue. If we commence international operations, we will be subject to various political, economic and other uncertainties, including:

  . difficulties and costs of staffing and managing international operations;

  . different technology standards;

  . fluctuations in currency exchange rates or the implementation of currency exchange controls;

  . political and economic instability;

  . unexpected changes in regulatory requirements; and

  . potentially adverse tax consequences.

   Any of these factors could delay or preclude our ability to generate revenue in our key markets. Accordingly, no assurance can be given that if we begin international operations our strategies will prove to be effective or that management's goals will be achieved.

Future issuances of our stock may cause dilution.

   As part of the consideration for our acquisitions, we sometimes agree to issue additional shares of Class A common stock if the towers or businesses that we acquire meet or exceed certain earnings or new tower targets in the 1-3 years after they have been acquired. As of September 30, 2000, we had the obligation to issue approximately 330,000 additional shares of Class A common stock if the earnings targets identified in various acquisition agreements are met.

                Disclosure Regarding Forward-Looking Statements

   This prospectus and the documents that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements regarding:

  . our strategy to transition the primary focus of our business from site development services toward the site leasing business, including our intent to make strategic acquisitions of towers and tower companies;

  . anticipated trends in the site development industry and its effect on our revenues and profits;

  . our estimates regarding the future development of the site leasing industry and its effect on our site leasing revenues;

  . our plan to continue to construct and acquire tower assets and the resulting effect on our revenues, capital expenditures, expenses and net income;

  . our ability to successfully conclude letters of intent or definitive agreements for newly built towers or acquisitions of existing towers and the resulting effect on our financial operations;

  . our estimate of the amount of capital expenditures for the twelve months ending September 30, 2001 that will be required for the construction or acquisition of communications sites; and

  . our intention to fund capital expenditures for the twelve months ending
    September 30, 2001 from cash from the equity offerings, operations and borrowings under our senior credit facility.

   These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

  . our ability to secure as many site leasing tenants as planned;

  . our ability to expand our site leasing business and maintain or expand our site development business;

  . our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions;

  . our ability to identify and acquire new towers, including our capability to timely complete a review of the business, financial and legal aspects of a new tower and obtain third party consents;

  . our ability to retain current lessees on newly acquired towers;

  . our ability to realize economies of scale for newly acquired towers;

  . the continued dependence on towers and outsourced site development services by the wireless communications industry;

  . our ability to compete effectively for new tower opportunities and site development services in light of increased competition; and

  . our ability to raise substantial additional financing to expand our tower holdings.

   You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 4.

                                 Legal Matters

   The validity of the shares of Class A Common Stock being offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    Experts

   The consolidated financial statements and schedule of SBA Communications Corporation, included in our Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

   Under Section 607.0831 of the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director; and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of s. 607.0834 are applicable; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

   Under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

   In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

   Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit;
(c) in the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

   Our articles of incorporation provide that we shall, to the fullest extent permitted by applicable law and our by-laws, as amended from time to time, indemnify all of our officers and directors.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
 5.1     Opinion of Akerman, Senterfitt & Eidson, P.A. regarding the validity of the Class A common stock. (1)
 23.1    Consent of Arthur Andersen LLP. (2)
 23.2    Consent of Akerman, Senterfitt & Eidson, P.A. (1)
 24.1    Power of Attorney of certain directors and officers of SBA. (3)

--------

(1) Previously filed with Amendment No. 1 to the Registration Statement on Form S-4 filed with the Commission on November 3, 2000.

(2) Filed herewith.

(3) Previously filed with the Registration Statement on Form S-4 filed with the Commission on September 27, 2000.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida on November 17, 2000.

                                          SBA COMMUNICATIONS CORPORATION

                                          By: /s/ Steven E. Bernstein

                                          Name: Steven E. Bernstein
                                          Title: Chairman and Chief Executive
                                           Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

 Signature                            Title                       Date
 ---------                            -----                       ----

     /s/ Steven E. Bernstein          Chairman, Chief Executive   November 17, 2000
  ___________________________________ Officer and Director
          Steven E. Bernstein

      /s/ Jeffrey A. Stoops           President and Director      November 17, 2000
  ___________________________________
           Jeffrey A. Stoops

         /s/ John Marino              Chief Financial Officer     November 17, 2000
  ___________________________________
              John Marino

       /s/ Pamela J. Kline            Chief Accounting Officer    November 17, 2000
  ___________________________________
            Pamela J. Kline

                  *                   Director                    November 17, 2000
  ___________________________________
          Donald B. Hebb, Jr.

                  *                   Director                    November 17, 2000
  ___________________________________
             Kevin Landry

                  *                   Director                    November 17, 2000
  ___________________________________
           Richard W. Miller

                  *                   Director                    November 17, 2000
  ___________________________________
            Robert S. Picow

       /s/ Jeffrey A. Stoops
 *By: _______________________________
          Jeffrey A. Stoops
         As Attorney-in-Fact

                                 Exhibit Index

Exhibit
Number   Description
-------  -----------
 23.1    Consent of Arthur Andersen LLP.
